                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                               Masco Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                               MASCO CORPORATION
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  DATE:   MAY 16, 2001
  TIME:   10:00 A.M.
  PLACE:  MASCO CORPORATION
          21001 VAN BORN ROAD
          TAYLOR, MICHIGAN 48180

The purposes of the Annual Meeting are:

     1. To elect three Class I Directors;

     2. To consider and act upon a proposal to amend Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of the Company's authorized $1 par value common stock from 900,000,000 to 1,400,000,000 shares;

     3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2001; and

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 30, 2001 are entitled to vote at the Meeting or any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the Meeting, you can be sure your shares are represented at the Meeting by promptly voting and submitting your Proxy by telephone, by Internet, or by completing, signing, dating and returning your Proxy card in the enclosed postage prepaid envelope. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                      /s/ Eugene A. Gargaro, Jr.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

April 26, 2001

                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS OF
                               MASCO CORPORATION

                                  May 16, 2001

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of Masco Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Wednesday, May 16, 2001 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 26, 2001.

     The expense of this solicitation will be borne by the Company. Solicitation will be by mail, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,000, plus expenses. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record at the close of business on March 30, 2001 are entitled to vote at the Meeting. On that date, there were 458,654,314 shares of Company Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Company Common Stock entitles the holder to one vote. The Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock, is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.

     Stockholders can ensure that their shares are voted at the Meeting by submitting proxy instructions by telephone, by Internet, or by completing, signing, dating and returning the enclosed Proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the Meeting and vote. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed Proxy card. A stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the Meeting, by delivering a subsequent Proxy, or by notifying the Company in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

                             ELECTION OF DIRECTORS

     Arman Simone and Peter Stroh, Directors whose terms expire at this Meeting, have each decided not to stand for re-election. The Board of Directors wishes to express its deep appreciation to Messrs. Simone and Stroh for their guidance and dedication during their many years of service as Directors of the Company.


     The Board of Directors is divided into three classes. The term of office of Messrs. Simone and Stroh, and Wayne B. Lyon, the three current Class I Directors, expires at this Meeting. The Board of Directors proposes the re-election of Wayne B. Lyon and nominates Peter A. Dow and Anthony F. Earley, Jr. for election to the Board as Class I Directors.


     The Class I, Class II and Class III Directors will serve for terms expiring at the Annual Meeting of Stockholders in 2004, 2002 and 2003, respectively, or until their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of the above nominees unless a contrary direction is indicated. If prior to the Meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore will not affect the election.

     Information concerning the nominees and continuing Directors is set forth below.


      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
                 CLASS I (NOMINEES FOR TERM TO EXPIRE AT THE ANNUAL MEETING IN 2004)

Wayne B. Lyon..........................    Mr. Lyon, 68, has served as Chairman of LifeStyle
  Chairman of LifeStyle Furnishings        Furnishings International Ltd. since its formation in 1996
  International Ltd., a manufacturer       and also served as its President and Chief Executive
  and marketer of residential              Officer until early 2000. Previously, he served the
  furniture. Director since 1988.          Company as a Group Vice President beginning in 1972, was
                                           named Executive Vice President and Chief Operating Officer in 1974 and served as President and Chief Operating
                                           Officer from 1985 until 1996. Mr. Lyon is also a director
                                           of Comerica Incorporated, Furnishings International Inc.
                                           and Emco Limited. He is a trustee of Cranbrook Educational
                                           Community.

Peter A. Dow...........................    Mr. Dow, 67, initially joined Campbell-Ewald Company in
  Private investor; Retired Vice           1958 and returned in 1979 to serve as Executive Vice
  Chairman, Chief Operating Officer and    President and Director of General Accounts. In 1982 he
  Chairman of the Executive Committee      became President, Chief Operating Officer and Chairman of
  of Campbell-Ewald, an advertising and    the Executive Committee, and then served as Vice Chairman
  marketing communications company.        from 1993 until his retirement in 1995. He was named
                                           Director of Advertising for the Chrysler-Plymouth Division
                                           of Chrysler Corporation in 1968. Subsequently, he became
                                           responsible for advertising and merchandising for Chrysler
                                           Corporation and all of its divisions, and in 1978 he was
                                           named Director of Marketing for Chrysler Corporation. Mr.
                                           Dow served as a director of Metaldyne Corporation
                                           (formerly MascoTech, Inc.) from 1992 until its
                                           recapitalization in November 2000. Mr. Dow is currently a
                                           director of The Stroh Companies, Inc. and Technobrands,
                                           Inc. (formerly Comtrad Industries, Inc.). Mr. Dow is also
                                           Trustee Emeritus of The Lawrenceville School, a trustee of the Alice Kales Hartwick Foundation and a member of the
                                           Board of Directors of the Detroit Institute of Arts.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
Anthony F. Earley, Jr..................    Mr. Earley, 51, has served as Chairman of the Board and
  Chairman of the Board and Chief          Chief Operating Officer of DTE Energy and its subsidiary
  Executive Officer and President and      The Detroit Edison Company since 1998, and as President
  Chief Operating Officer, DTE Energy      and Chief Operating Officer of both companies since 1994.
  Company, a diversified energy            From 1989 to 1994, he served as President and Chief
  company.                                 Operating Officer of Long Island Lighting Company, an
                                           electric and gas utility in New York. Prior to 1989, Mr.
                                           Earley held several other positions with Long Island
                                           Lighting, including Executive Vice President and General
                                           Counsel. He is a director of DTE Energy, Comerica
                                           Incorporated, Mutual of America Capital and Plug Power,
                                           Inc. He serves on the advisory council for the College of
                                           Engineering at the University of Notre Dame, the board of
                                           trustees of the Detroit Zoological Society, the executive
                                           board of Cornerstone Schools and the board of Loyola High
                                           School. Mr. Earley is also a director of Detroit
                                           Renaissance, the Detroit Regional Chamber, New Detroit and
                                           United Way Community Services.
                       CLASS II (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2002)

Joseph L. Hudson, Jr...................    Mr. Hudson, 69, was elected in 1956 as a trustee of the
  Trustee, Hudson-Webber Foundation,       Hudson- Webber Foundation and subsequently served as
  philanthropic organization. Director     Chairman until 1996. Mr. Hudson was Vice President of the
  since 1996.                              J.L. Hudson Company beginning in 1957, was named President and Chief Executive Officer in 1961, and Chairman in 1972.
                                           Upon the merger of that company with Dayton's of
                                           Minneapolis in 1969, he served as Vice Chairman and
                                           director of the Dayton Hudson Corporation, retiring in
                                           1981. He served as the first President and Chief Executive
                                           Officer of The Detroit Medical Center from 1985 until his
                                           retirement in 1990. Mr. Hudson is Vice President of the
                                           City of Detroit Arts Commission. He is founding Chairman
                                           of the Community Foundation for Southeastern Michigan;
                                           Active Honorary Trustee and founding Chairman of New
                                           Detroit, Inc.; and a director of Detroit Renaissance.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
Verne G. Istock........................    Mr. Istock, 60, joined NBD Bank in 1963 and served as Vice
  Retired Chairman/President of Bank       Chairman and director of NBD Bank and its parent, NBD
  One Corporation. Director since 1997.    Bancorp, from 1985 until he was named Chairman and Chief
                                           Executive Officer in 1994. Upon the merger of NBD and
                                           First Chicago Corporation in December 1995, he was named
                                           President and Chief Executive Officer of First Chicago NBD
                                           Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Banc One
                                           Corporation in October 1998, he was named Chairman of the
                                           Board of Bank One Corporation, where he served in various
                                           executive positions until his retirement in September
                                           2000. Mr. Istock is a director of Kelly Services, Inc. and
                                           The Economic Club of Detroit. Mr. Istock is also a
                                           director of the Chicago Council on Foreign Relations, a
                                           director of the United Way/Crusade of Mercy, Chicago, and
                                           a member of The Commercial Club of Chicago and The
                                           Economic Club of Chicago. He is a past director of The
                                           Federal Reserve Bank of Chicago, Detroit Renaissance, the
                                           Greater Downtown Partnership in Detroit, the Illinois
                                           Business Roundtable, the Michigan Business Roundtable,
                                           Financial Services Roundtable and the International
                                           Monetary Conference. He is Past President and a lifetime
                                           director of the University of Michigan Alumni Association.

Raymond F. Kennedy.....................    Mr. Kennedy, 58, was elected President and Chief Operating
  President and Chief Operating Officer    Officer of the Company in August 1996. He joined the
  of Masco Corporation. Director since     Company in 1978 as President of Delta Faucet Company and
  1998.                                    served as a Group President from 1983 to 1989 when he was
                                           promoted to President -- Building Products. In 1995 he
                                           became the Company's Executive Vice President. Previously,
                                           Mr. Kennedy held a number of positions at AMF, Inc.,
                                           including Presidencies of Skamper Corp. and AMF's Wheel
                                           Goods Division. He serves as a director of Emco Limited,
                                           Flint Ink Corporation, and University of Notre Dame
                                           Library Council and City of Hope National Medical Center.

John A. Morgan.........................    Mr. Morgan, 70, has been Managing Director of Morgan Lewis
  Managing Director, Morgan Lewis          Githens & Ahn, Inc. since founding that firm in 1982. From
  Githens & Ahn, Inc., investment          1977 to 1982, he was Vice Chairman of Smith Barney, Harris
  bankers. Director since 1969.            Upham & Co., Inc., in charge of the firm's merger and
                                           acquisition activities, a member of the executive
                                           committee and a director of Smith Barney International
                                           Inc. Prior to becoming Vice Chairman of Smith Barney, Mr.
                                           Morgan had been Senior Vice President in charge of the
                                           Corporate Finance Department. He was a director of TriMas
                                           Corporation from 1989 until it was acquired by Metaldyne
                                           Corporation (formerly MascoTech, Inc.) in January 1998,
                                           and served as a director of Metaldyne from 1984 until its
                                           recapitalization in November 2000. He is currently a
                                           director of Furnishings International Inc. He also serves
                                           as a trustee of the Provident Loan Society of New York.

      NAME, PRINCIPAL OCCUPATION                           AGE, BUSINESS EXPERIENCE,
  AND PERIOD OF SERVICE AS A DIRECTOR                 DIRECTORSHIPS AND OTHER INFORMATION
  -----------------------------------                 -----------------------------------
                      CLASS III (TERM TO EXPIRE AT THE ANNUAL MEETING IN 2003)

Thomas G. Denomme......................    Mr. Denomme, 61, served as Vice Chairman and Chief
  Retired Vice Chairman and Chief          Administrative Officer of Chrysler Corporation from 1994
  Administrative Officer of Chrysler       until he retired in December 1997 and had been a director
  Corporation. Director since 1998.        of Chrysler Corporation since 1993. He joined Chrysler
                                           Corporation in 1980 and was elected Vice
                                           President -- Corporate Strategic Planning in 1981,
                                           Executive Vice President -- Corporate Staff Group in 1991,
                                           and Executive Vice President and Chief Administrative
                                           Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing
                                           Policy and Strategy Office and Director, Sales Operations
                                           Planning. He is the immediate past Chairman of the Board
                                           of Trustees of the University of Detroit-Mercy. He is also
                                           Chairman of the Michigan Gaming Control Board. Mr. Denomme
                                           is a director of William Beaumont Hospital, the Michigan
                                           Thanksgiving Parade Foundation, Pro-Air, Inc. and
                                           Operation Outreach, USA, a children's literacy program.

Mary Ann Krey Van Lokeren..............    Ms. Krey Van Lokeren, 53, joined Krey Distributing Company
  Chairman and Chief Executive Officer     as Secretary in 1978 and has served Krey Distributing
  of Krey Distributing Company,            Company in her present positions since 1987. She also
  beverage distribution firm. Director     serves as a director of Commerce Bancshares, Inc. and
  since 1997.                              Laclede Gas Company. Ms. Krey Van Lokeren is also a
                                           director of the St. Louis Children's Hospital, St. Louis
                                           Symphony and St. Louis Variety Club. She is an executive
                                           Board member of United Way Community Services, a member of
                                           Washington University Board of Trustees and serves as
                                           Chairman of the Board of Trustees of the St. Louis Art
                                           Museum. Ms. Krey Van Lokeren received the Washington
                                           University 1996 Distinguished Alumni Award and was named
                                           1994 Woman of the Year by the St. Louis Variety Club. Ms.
                                           Krey Van Lokeren is also the recipient of the 2000 John H.
                                           Poelker Award in recognition of her charitable activities
                                           in St. Louis.

Richard A. Manoogian...................    Mr. Manoogian, 64, joined the Company in 1958, was elected
  Chairman of the Board and Chief          Vice President and a Director in 1964 and President in
  Executive Officer of the Company.        1968 and has served as Chairman and Chief Executive
  Director since 1964.                     Officer since 1985. He served as Chairman and a director
                                           of Metaldyne Corporation (formerly MascoTech, Inc.) since
                                           its formation in 1984 until its recapitalization in
                                           November 2000. He remains a director of Metaldyne. He was
                                           Chairman of the Board of TriMas Corporation from 1989
                                           until it was acquired by Metaldyne in January 1998. He is
                                           also a director of Bank One Corporation, MSX
                                           International, Inc., Detroit Renaissance and The American
                                           Business Conference, Chairman of the Detroit Institute of
                                           Arts Board of Directors and a trustee of the Archives of
                                           American Art (Smithsonian Institute), Center for Creative
                                           Studies, The Fine Arts Committee of the State Department,
                                           Trustees Council of the National Gallery of Art, Armenian
                                           General Benevolent Union, Detroit Investment Fund and the
                                           Henry Ford Museum and Greenfield Village.


     The Board of Directors held eight meetings during 2000. The Audit Committee of the Board of Directors, consisting of Messrs. Hudson, Istock, Stroh, and Denomme, held three meetings during 2000. Each Audit

Committee member is independent, as defined in the New York Stock Exchange listing standards. The Board of Directors adopted a written charter for the Audit Committee in February 2000, a copy of which is attached to this Proxy Statement as Appendix A. In accordance with its charter, the Audit Committee reviews and acts on or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of the engagement and the review of the audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Ms. Krey Van Lokeren and Messrs. Morgan, Simone and Stroh, held eight meetings during 2000. This Committee establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Nominating Committee of the Board of Directors, consisting of Messrs. Hudson, Istock, Lyon, Morgan and Stroh, was established to identify and consider candidates to serve as Directors of the Company. The Nominating Committee held two meetings during 2000. The Nominating Committee will consider candidates for nominees for election as Directors of the Company submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Company at the address appearing on the first page of this Proxy Statement.

COMPENSATION OF DIRECTORS

     Under the 1997 Non-Employee Directors Stock Plan (the "Directors Stock Plan"), one-half of the cash compensation formerly paid to non-employee Directors was replaced with an annual vesting of shares of restricted stock. Pursuant to the Directors Stock Plan, each non-employee Director received an award of Company Common Stock to vest over a five-year period in 20 percent annual installments. The value of the stock awards was based on the market price of Company Common Stock on the date of grant and the value equaled five years of the replaced cash compensation. Each non-employee Director in February 1997 (Messrs. Hudson, Lyon, Morgan, Simone and Stroh) received an award of 6,940 shares at that time. Ms. Krey Van Lokeren and Mr. Istock were each awarded 6,000 shares following their election at the 1997 Annual Meeting, and Mr. Denomme was awarded 4,100 shares following his election at the 1998 Annual Meeting. Each of the above awards had a value of approximately $118,750, reflecting a $25,000 payment for each of five years with proration for their partial first years of service. For 2000, non-employee Directors each received a cash fee of $25,000 and $1,000 for each Board of Directors meeting attended (and committee meeting attended if not held on a date on which the entire Board met).

     The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each annual meeting of a non-qualified option to purchase 8,000 shares of Company Common Stock at the then current market price. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date. Each option has a ten-year term from the date of grant, except that options may generally be exercised for only a limited period of time following termination of service as a non-employee Director for any reason other than death or permanent and total disability. The Directors Stock Plan was amended in 2000 to enhance the vesting of options in certain circumstances. Upon termination of a Director's service by reason of disability, options will continue to become exercisable in accordance with their terms. If a Director dies, all unexercisable installments of the option become exercisable and remain exercisable for one year after death. In addition, the Directors Stock Plan was amended to provide that a participant is generally restricted from engaging in certain competitive activities for one year following termination of the participant's term as a Director, and that, upon termination of a participant's term as a Director, or upon breach of the noncompete agreement, the Company may require the participant to pay back to the Company the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to termination. The Directors Stock Plan was also amended to provide that upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest, a provision similar to one contained in the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan").

     Pursuant to the 1991 Plan, in May 2000 each non-employee Director was granted a non-qualified option to purchase 32,000 shares of Company Common Stock for $20 15/16 per share, the market price on the date of grant. These options become exercisable in 20 percent installments on the first five anniversaries of the grant date, and have a ten-year term from the date of grant. The options include a noncompete agreement and a payback provision similar to the provisions described in the preceding paragraph.

     In appreciation for the past services of Messrs. Simone and Stroh, the Board determined to continue the normal vesting of their stock awards and stock options as if they had continued their service as Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     Set forth below is information concerning beneficial ownership of Company Common Stock as of March 15, 2001 by (i) each of the nominees and current Directors, (ii) each of the named executive officers, (iii) all Directors and executive officers of the Company as a group, and (iv) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.


                                                               SHARES OF      PERCENTAGE OF
                                                                COMPANY          COMPANY
                                                              COMMON STOCK    COMMON STOCK
                                                              BENEFICIALLY    BENEFICIALLY
                            NAME                                 OWNED            OWNED
                            ----                              ------------    -------------
Thomas G. Denomme(1)........................................       24,900            *
Peter A. Dow(2).............................................       20,400            *
Anthony F. Earley, Jr. .....................................        1,000            *
Joseph L. Hudson, Jr.(1)....................................       18,575            *
Verne G. Istock(1)..........................................       18,100            *
Raymond F. Kennedy(3).......................................    1,833,665            *
Mary Ann Krey Van Lokeren(1)................................       17,600            *
John R. Leekley(3)(4).......................................      649,852            *
Wayne B. Lyon(1)(3)(4)......................................      154,330            *
Richard A. Manoogian(3)(4)..................................   11,205,076          2.4
John A. Morgan(1)...........................................       19,740            *
Richard G. Mosteller(3).....................................      532,705            *
Robert B. Rosowski(3).......................................      289,803            *
Arman Simone(1).............................................      160,684            *
Peter W. Stroh(1)...........................................       20,165            *
All 19 Directors and nominees and executive officers of the
  Company as a group (excluding subsidiary, divisional and
  group executives)(1)(2)(3)(4).............................   16,203,221          3.5
FMR Corp.(5)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................   24,278,583          5.3
The Manchester Settlement(6)
  c/o The Bank of New York Trust Company (Cayman) Limited
  Attention: J. Norman A. Wylie
  1290 Avenue of the Americas
  New York, New York 10104..................................   21,208,282          4.6
The Beverley Settlement(6)
  c/o The Bank of New York Trust Company (Cayman) Limited
  Attention: J. Norman A. Wylie
  1290 Avenue of the Americas
  New York, New York 10104..................................   15,456,337          3.4


-------------------------
  * Less than one percent

(1) Includes unvested restricted stock award shares held under the Company's 1997 Non-Employee Directors Stock Plan (1,728 for Mr. Denomme; 1,388 for each of Messrs. Hudson, Lyon, Morgan, Simone and Stroh; 1,260 for each of Mr. Istock and Ms. Krey Van Lokeren; and 11,188 for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 2001 upon exercise of stock options issued under such Plan (4,800 for Mr. Denomme; 9,600 for each of Messrs. Hudson, Istock, Lyon, Morgan, Simone, Stroh and Ms. Krey Van Lokeren; and 72,000 for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised option shares.



(2)Includes 400 shares owned by Mr. Dow's wife, as to which he disclaims beneficial ownership.



(3) Includes unvested restricted stock award shares held under the Company's stock incentive plans (586,418 shares for Mr. Kennedy; 137,226 shares for Mr. Leekley; 18,542 shares for Mr. Lyon; 586,668 for Mr. Manoogian; 107,424 shares for Mr. Mosteller; 53,648 shares for Mr. Rosowski; and 1,748,744 shares for all Directors and executive officers of the Company as a group) and shares which may be acquired before May 15, 2001 upon exercise of stock options (305,819 shares for Mr. Kennedy; 184,800 shares for Mr. Leekley; 2,146,253 shares for Mr. Manoogian; 165,315 shares for Mr. Mosteller; 86,400 shares for Mr. Rosowski; and 3,325,733 shares for all Directors and executive officers of the Company as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.



(4) Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case an aggregate of 3,244,600 shares owned by charitable foundations for which Mr. Manoogian serves as a director and 717,500 shares held by trusts for which he serves as a trustee. Shares owned by Mr. Lyon and by all Directors and executive officers of the Company as a group include in each case 26,802 shares owned by a charitable foundation for which Mr. Lyon serves as a director. Shares owned by Mr. Leekley and by all Directors and executive officers of the Company as a group include 12,082 shares held by a trust for which Mr. Leekley serves as a trustee. Shares owned by all Directors and executive officers of the Company as a group include 24,820 shares held by trusts for which an executive officer serves as a trustee. The directors of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian, Lyon and Leekley and the executive officer who serves as a trustee for certain trusts each disclaim beneficial ownership of such shares.



(5) Based on a Schedule 13G dated February 14, 2001 and filed with the Securities and Exchange Commission ("SEC") by FMR Corp. and certain of its affiliates, at December 31, 2000, 24,278,583 shares were owned by Fidelity Management & Research Company and Fidelity Management Trust Company, subsidiaries of FMR Corp. which provide investment advisory services to investment companies and investment management services to institutional accounts. FMR Corp., through control of the subsidiaries, has sole dispositive power over 21,328,758 shares and sole voting power over 2,158,065 shares, but no voting power over the balance of the shares held by various investors. In addition, an affiliate of FMR Corp. has sole voting and investment power over 418,560 shares.



(6) Based on a Schedule 13G dated February 5, 2001 and filed with the SEC by The Bank of New York (Cayman) Limited, as the Trustee of The Manchester Settlement (which is also the Trustee of The Beverley Settlement discussed below), The Trustee of The Manchester Settlement possesses sole voting and dispositive power with respect to 21,208,282 shares. The Trustee of The Beverley Settlement possesses sole voting and dispositive power with respect to 15,456,337 shares. The Trustee of The Beverley Settlement and The Manchester Settlement may be deemed under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to beneficially own all the shares held by both trusts. The Trustee of The Manchester Settlement disclaims beneficial ownership as to the shares held by The Beverley Settlement and the Trustee of The Beverley Settlement disclaims beneficial ownership of the shares held by The Manchester Settlement. The Company issued these shares in connection with its acquisition of the Mill's Pride companies in 1999. See "Certain Relationships and Related Transactions."

     Mr. Manoogian may be deemed a controlling person of the Company by reason of his significant ownership of Company Common Stock and his positions as a Director and an executive officer of the Company.

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors and attached to this Proxy Statement as Appendix A, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company's financial reporting process, system of internal control, and process for monitoring compliance with laws, regulations and the Company's Legal and Ethical Standards Compliance Program. Management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal control. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2000 with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

     The Audit Committee obtained from the Company's independent auditors, PricewaterhouseCoopers LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee considered whether such auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence. The Committee reviewed various matters with the auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements as of and for the year ended December 31, 2000 with generally accepted accounting principles. The Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees", including their judgment as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements as of and for the year ended December 31, 2000 be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors, and the Board of Directors concurred in such recommendation.

                                                Thomas G. Denomme, Chairman
                                                Joseph L. Hudson, Jr.
                                                Verne G. Istock
                                                Peter W. Stroh

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee's strategy links a significant portion of compensation to Company performance. The Committee believes that this strategy closely aligns officers' interests with the long-term interests of stockholders, while maintaining the Company's ability to attract, retain and motivate the highest quality executive management team. The key components of this strategy as it applies to officers are described below.

COMPENSATION PROGRAMS TO ENHANCE STOCKHOLDER VALUE

     Company Common Stock has historically been a major part of compensation for key employees because of its inherent alignment with the interests of stockholders. In addition, over the past several years, the Compensation Committee has developed and implemented stock and cash based programs which directly link a portion of compensation to the attainment of record share prices of Company Common Stock. The Committee believes that these programs directly align officers' and other key employees' interests with those of stockholders. The Compensation Committee's long-term philosophy is reflected in the fact that full realization of the value of these stock incentives is generally subject to a long-term vesting schedule, even though share price targets are attained.

     The Compensation Committee continues to review the Company's compensation practices, and in 2000 the Committee implemented two new programs which the Committee believes will further align key employees' interests with those of stockholders. In February 2000, the Committee granted stock options to approximately 600 key employees, more than six times the number of employees who have received options in the recent past. These options, which become exercisable in 20 percent installments on the first five anniversaries of the grant date, contain a noncompete agreement for a one-year period following termination of employment. In addition, except in certain circumstances (including normal retirement, death or disability), upon termination of employment the recipient may be required to pay back to the Company the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to the termination. This payback provision may also be triggered upon breach of the noncompete agreement. In the past, the Compensation Committee has generally granted stock options that vest in annual installments beginning in the third year and ending in the eighth year after the date of grant. The lengthy vesting schedule is generally viewed as a tool to promote retention. The Committee believes that the five-year vesting schedule of the February 2000 options will encourage employees to maximize stockholder return in this shortened time frame, while the noncompete and payback provisions will serve to promote retention. All executive officers were granted options under this program.

     During the third quarter of 2000, the Committee implemented an Executive Stock Purchase Program (the "Program"). Key employees were offered the opportunity to purchase Company Common Stock from the Company at the approximate market price on the date of purchase. Participants financed their purchases with five-year full recourse personal loans, at a market interest rate, from a bank syndicate. Approximately 300 employees participated in the Program, investing approximately $156 million to purchase 8.4 million shares of Company Common Stock. As a further inducement to continue employment beyond the five years of the Program, each participant received a restricted stock grant vesting over a ten-year period. The size of the restricted stock grant was based on the amount of the participant's investment in the Program. All participants in the Program are subject to a noncompete agreement for a one-year period following termination of employment. This voluntary Program was made available worldwide to key employees, and represents a major financial commitment on the part of its participants. The Committee believes that this Program further aligns key employees' interests with those of stockholders. All of the named executive officers participated in this Program.

     Executive officers (including Mr. Manoogian), group executives and key corporate and operating employees received restricted stock awards in 2000 under the Company's annual long-term incentive compensation program based principally on the Company's 1999 operating results. These awards generally vest in ten percent annual installments over a period of ten years from the date of grant. The terms of these awards are more fully described below. In light of the Company's performance in 1999, these awards were less than the full potential opportunity.

     In order to further align the interests of management and stockholders, in late 1999, the Committee established for executive management a cash bonus incentive opportunity conditioned upon Company Common Stock reaching new record price targets. Under this program, the officers would receive a cash payment of up to 20 percent of their base salary if a share price target of $40 was attained in 2000, and an additional 20 percent payment if a price of $50 is attained by the end of 2001. The target was not attained in 2000, and no payment was made.

     In order to formalize the Board's policy of encouraging stock ownership by officers and require executives to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for officers. The guidelines require the Chief Executive Officer to own stock with a value of at least five times base pay; the President to own stock with a value of at least four times base pay; Senior Vice Presidents to own stock with a value of at least three times base pay; and all other officers to own stock with a value of at least two times base pay. Officers are required to achieve the share ownership (including restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines.

     Beginning in January 1996, Mr. Manoogian requested that his annual salary be reduced to $1 to demonstrate his commitment to enhance stockholder value, and the Committee offset this reduction with stock incentives in accordance with its strategy of more closely aligning executives' interests with those of stockholders. In recognition of Mr. Manoogian's performance and dedication, the Committee believed it appropriate to reinstate Mr. Manoogian's salary to normal levels effective January 2000. However, bonuses paid to executive officers for 2000, including Mr. Manoogian, which can be up to 100 percent of base salary, were generally reduced from those paid in the previous year to reflect the Company's less-than-satisfactory performance for the year.

GENERAL COMPENSATION INFORMATION

     Compensation arrangements for executive officers generally consist of a blend of base salary, annual cash bonus and long-term incentives utilizing Company Common Stock. The Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices and trends within the Company's industries (companies that are part of the Standard & Poor's Building Materials Index). In addition, the Committee reviews compensation policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries for executive officers historically have been adjusted annually by establishing ranges for increases for executive officers that reflect inflation, promotions and merit and that are similar to the ranges established for other corporate office employees. The ranges reflect changes observed in general compensation levels of salaried employees, and in particular, within the geographic area of the Company's corporate office and within the Company's industries. The Company's performance for the particular year and the Company's prospects are more significant factors in determining ranges for year-end bonuses than in determining salary ranges. In connection with the payment of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. Salary and bonus determinations may vary from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. Restricted stock awards and stock options granted under the 1991 Plan are generally used as part of the Company's long-term incentive arrangements, which focus the recipient on long-term enhancement in stockholder value and help retain key employees. Factors reviewed by the Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. The Committee believes that the level of restricted stock awards and stock option grants must be sufficient in size and potential value to provide a strong incentive and to reinforce the individual's commitment to the Company. The history of restricted stock awards and stock option grants previously granted to an executive is also a factor in determining new awards and grants. In general, the potential opportunity for executives for annual restricted stock awards under the Company's restricted stock award program, which is contingent upon the Company's performance during the preceding year, ranges from thirty percent of base salary for senior executives to ten percent of base salary for participating salaried employees. In addition, supplemental restricted stock awards and stock options are granted periodically.

     The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards so that the cost related to these awards as they vest is fixed, as well as to avoid any earnings per share dilution resulting from these awards. This expense is generally amortized over the vesting period of the awards. Because the Company's tax deduction is based on the fair market value at the time the restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company Common Stock. The Company believes that the extended vesting of stock awards with the opportunity for substantial appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company's after-tax cost of this stock-related compensation.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant, except for those awards with vesting tied to the achievement of share price targets. In general, vesting is contingent on a continuing employment relationship with the Company. The 1991 Plan provides, however, that shares continue to vest upon retirement on or after normal retirement age, and that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. The Committee currently anticipates that all future restricted stock awards granted under the 1991 Plan will include a noncompete agreement for a one-year period following termination of employment.

     Original stock option grants made under the 1991 Plan have generally vested in installments beginning in the third year and extending through the eighth year after grant and, unless otherwise provided, may be exercised until the earlier of ten years from the date of grant or, as to the number of shares then exercisable, the termination of the employment relationship of the participant. In general, the Committee anticipates that any options granted with a shorter vesting schedule will include a noncompete clause and a payback provision similar to those included in the February 2000 options. The Board amended the 1991 Plan in September 2000 to provide that options continue to become exercisable upon normal retirement or permanent and total disability, and that upon death, all unexercisable installments become exercisable for one year. Stock option grants generally do not have a financial reporting expense associated with them since they are granted at fair market value, and in fact, when exercised, raise additional equity for the Company. The difference between the exercise price and fair market value of the Company Common Stock on the date of exercise is deductible by the Company for federal income tax purposes and thereby provides tax savings to the Company. The Committee permits Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of stock options. The 1991 Plan also permits the Committee to accept the surrender of an exercisable stock option and to authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Recipients of stock options are eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. No restoration options were granted in 2000 to any executive officers. The 1991 Plan also provides that, upon the occurrence of certain events constituting a change in control of the Company, all stock options previously granted immediately become fully exercisable and all restricted stock awards immediately vest. Generally, if a participant incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") in connection with a payment or distribution following such a change in control, the 1991 Plan provides that the participant will receive additional payments to make him or her whole for such excise tax.

     In addition to the stock-based programs noted above, most Company salaried employees participate in defined contribution profit-sharing retirement plans, which further link compensation to Company performance. Discretionary contributions are made into these plans based on the Company's performance. Historically, aggregate annual contributions and accruals for the profit-sharing plan in which executive officers participate have ranged from four percent to seven percent of participants' base salary. See footnote (3) to the "Summary Compensation Table."

     Beginning in 1994, Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest paid executive officers unless this compensation qualifies as "performance-based." In 1997, the Board approved, and the stockholders adopted, amendments to the 1991 Plan so that stock options granted under the 1991 Plan will continue to result in compensation fully deductible by the Company under Section 162(m). In addition, the Committee approved, and stockholders adopted, the 1997 Annual Incentive Compensation Plan to continue the Committee's practice of structuring determinations for cash bonuses to make them performance-based and therefore tax deductible. In order for stock options and cash bonuses to qualify as deductible under Section 162(m), Mr. Morgan does not participate in any Committee decisions relating to the granting of options and cash bonuses to the named executive officers. The Committee continues to believe that it is in the Company's interest to retain flexibility in its compensation programs, and although compensation may in some circumstances exceed the limitation of Section 162(m), the Committee believes that the tax deduction lost on account of any such excess compensation will be insignificant for the foreseeable future.

                                                Peter W. Stroh, Chairman
                                                Mary Ann Krey Van Lokeren
                                                John A. Morgan
                                                Arman Simone

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table summarizes the annual and long-term compensation of the Company's chief executive officer and the other four highest paid executive officers (collectively, the "named executive officers") for 2000, 1999 and 1998. The information below regarding stock awards and options has been adjusted to reflect a 100 percent stock distribution effected in July 1998.

                                                                       LONG-TERM
                                                                  COMPENSATION AWARDS
                                                                -----------------------
                                      ANNUAL COMPENSATION(1)    RESTRICTED   SECURITIES
                                      -----------------------     STOCK      UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR     SALARY       BONUS      AWARDS(2)     OPTIONS        COMPENSATION(3)
 ---------------------------   ----     ------       -----      ----------   ----------      ---------------
Richard A. Manoogian(4)......  2000   $1,200,000   $  576,000   $6,338,000     340,000          $ 84,000
  Chairman of the Board        1999            1    2,000,000      261,000   1,716,381(5)        158,000
  and Chief Executive Officer  1998            1            0    6,149,000     223,461(5)        188,000
Raymond F. Kennedy...........  2000   $1,050,000   $  528,000   $3,923,000     240,000          $ 74,000
  President and Chief          1999      975,000      600,000      178,000     110,763(5)        150,000
  Operating Officer            1998      675,000      338,000    3,239,000     140,228(5)        145,000
Richard G. Mosteller.........  2000   $  658,000   $  270,000   $  871,000     144,000          $ 46,000
  Senior Vice President        1999      628,000      320,000      124,000      34,344(5)        123,000
  Finance                      1998      470,000      235,000      449,000      72,041(5)        128,000
John R. Leekley..............  2000   $  647,000   $  266,000   $1,253,000     144,000          $ 45,000
  Senior Vice President        1999      614,000      314,000      113,000           0           101,000
  and General Counsel          1998      432,000      216,000      414,000      15,362(5)        100,000
Robert B. Rosowski...........  2000   $  370,000   $  152,000   $  414,000      82,000          $ 26,000
  Vice President               1999      350,000      180,000       63,000           0            54,000
  Controller & Treasurer       1998      254,000      127,000      230,000           0            52,000

-------------------------
(1) Officers may receive certain perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(2) This column sets forth the dollar value, as of the date of grant, of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Vesting of all shares is generally contingent on a continuing employment relationship with the Company. The following number of shares were awarded to the named executive officers in February 2000 as part of the Company's annual long-term incentive compensation based on Company performance during the prior year: Mr. Manoogian -- 22,500 shares; Mr. Kennedy -- 15,000 shares; Mr. Mosteller -- 9,600 shares; Mr.
    Leekley -- 9,420 shares; and Mr. Rosowski -- 5,400 shares. In addition, participants in the Company's Executive Stock Purchase Program received a restricted stock grant based on the size of their investment in Company Common Stock under the Program. See "Executive Compensation Committee Report". The named executive officers all participated in the Program. The following number of shares were awarded to the named executive officers in August 2000 pursuant to the Program: Mr. Manoogian -- 303,880 shares; Mr. Kennedy -- 187,000 shares; Mr. Mosteller -- 35,070 shares; Mr.
    Leekley -- 54,940 shares; and Mr. Rosowski -- 15,780 shares. All of the restricted stock awards made to the named executive officers in 2000 and 1999, and a portion of the awards made in 1998, generally vest over a period of ten years from the date of grant with ten percent of each award vesting annually and with vesting contingent on a continuing employment relationship with the Company. A ten percent vesting of a portion of the 1998 awards was triggered when the price of Company Common Stock reached $30 per share prior to February 12, 1999, with the balance vesting in ten percent annual installments beginning on the later of February 12, 2003 or after the recipients attain age 65; however, vesting of part or all of the balance in ten percent annual installments begins earlier if Company Common Stock attains certain price targets ($45 and $50 per share) by specified dates within a five-year period. As of December 31, 2000, the aggregate number and market value of unvested restricted shares of Company Common Stock held by each of the named executive officers under all vesting arrangements were: Mr. Manoogian -- 619,407 shares valued at $15,913,000; Mr. Kennedy -- 604,525 shares valued at $15,530,000; Mr.
    Mosteller -- 114,208 shares valued at $2,934,000; Mr. Leekley -- 146,071 shares valued at $3,753,000; and Mr. Rosowski -- 56,974 shares valued at $1,464,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(3) This column sets forth Company contributions and allocations under the Company's defined contribution retirement plans for the accounts of each of the named executive officers.

(4) Mr. Manoogian's salary for 1999 and 1998 was $1, a rate which had been in effect since January 1996 when Mr. Manoogian requested that his annual salary be reduced. See "Executive Compensation Committee Report".

(5) These options are restoration options granted upon the exercise of previously held stock options. No original options were granted to the named executive officers in 1999 and 1998. As described in more detail under "Executive Compensation Committee Report," a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

OPTION GRANT TABLE

     The following table sets forth information concerning options granted to the named executive officers in 2000.

                                                  INDIVIDUAL GRANTS
                                  --------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                  NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                                  SECURITIES     OPTIONS                                 STOCK PRICE APPRECIATION
                                  UNDERLYING    GRANTED TO                                    FOR OPTION TERM
                                   OPTIONS      EMPLOYEES     EXERCISE    EXPIRATION    ---------------------------
             NAME                  GRANTED       IN 2000       PRICE         DATE           5%             10%
             ----                 ----------    ----------    --------    ----------        --             ---
Richard A. Manoogian..........     340,000         3.9%        $19.75      2/16/10      $4,223,000     $10,702,000
Raymond F. Kennedy............     240,000         2.7%        $19.75      2/16/10      $2,981,000     $ 7,554,000
Richard G. Mosteller..........     144,000         1.6%        $19.75      2/16/10      $1,789,000     $ 4,533,000
John R. Leekley...............     144,000         1.6%        $19.75      2/16/10      $1,789,000     $ 4,533,000
Robert B. Rosowski............      82,000         0.9%        $19.75      2/16/10      $1,018,000     $ 2,581,000

     Securities and Exchange Commission regulations require information as to the potential realizable value of each of these options, assuming that the market price of Company Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of five percent and ten percent. These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 2000 by each named executive officer and the value at December 31, 2000 of unexercised options held by such individuals under the Company's stock option plans. At December 31, 2000, when the closing price of Company Common Stock was $25.69 per share, the value of unexercised options reflects any increase in market value of Company Common Stock from the date of grant (from February, 1991 to February, 2000, with grant date market prices ranging from $10 3/8 to $30). The value actually realized upon future option exercises by the named executive officers will depend on the value of Company Common Stock at the time of exercise.

    AGGREGATED OPTION EXERCISES IN 2000, AND DECEMBER 31, 2000 OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                   OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                 SHARES                        DECEMBER 31, 2000               DECEMBER 31, 2000
                                ACQUIRED       VALUE      ----------------------------    ----------------------------
NAME                           ON EXERCISE    REALIZED    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
----                           -----------    --------    -------------    -----------    -------------    -----------
Richard A. Manoogian.......         0            $0         2,100,000       2,399,842      $14,174,000     $3,100,000
Raymond F. Kennedy.........         0            $0           940,000         360,991      $ 6,926,000     $  893,000
Richard G. Mosteller.......         0            $0           460,000         202,385      $ 3,231,000     $  734,000
John R. Leekley............         0            $0           448,000         256,362      $ 3,115,000     $2,519,000
Robert B. Rosowski.........         0            $0           212,000          70,000      $ 1,502,000     $  573,000

PENSION PLANS

     The executive officers participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                              YEARS OF SERVICE(1)
--------------------------------------------------------------------------------
REMUNERATION(2)      5         10         15         20         25         30
---------------   -------   --------   --------   --------   --------   --------
  $  200,000      $11,290   $ 22,580   $ 33,870   $ 45,161   $ 56,451   $ 67,741
     400,000       22,580     45,161     67,741     90,321    112,902    135,482
     600,000       33,870     67,741    101,611    135,482    169,352    203,223
     800,000       45,160     90,321    135,482    180,643    225,803    270,964
   1,000,000       56,451    112,902    169,352    225,803    282,254    338,705
   1,200,000       67,741    135,482    203,223    270,964    338,705    406,446

-------------------------

(1) The plans provide for credit for employment with any of the Company or certain affiliates and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under an affiliate's plan. The table does not depict Code limitations on tax-qualified plans because one of the Company plans is a non-qualified plan established to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plan are: Mr. Manoogian and Mr. Mosteller -- 30 (the maximum credited service); Mr. Kennedy -- 23; Mr. Leekley -- 25; and Mr. Rosowski -- 29.


(2) For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement Plan, certain officers and other key executives of the Company may receive retirement benefits in addition to those provided under the Company's other retirement plans. Each participant is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from the Company's other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60 percent of the average of the participant's highest three years' cash compensation received from the Company (base salary and regular year-end cash bonus or equivalent estimates where cash compensation has been reduced by agreement with the Company). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Participants who terminate from the Company with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50 percent vesting upon attainment of age 50 and 100 percent vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death. A participant and his or her surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change in control. The named executive officers participate in this plan, and each is eligible for a 60 percent benefit at age 65.

                               PERFORMANCE GRAPH


     Set forth below is a line graph comparing the cumulative total stockholder return on Company Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and the Standard & Poor's Building Materials Index ("S&P Building Materials Index") for the period from January 1, 1996 through December 29, 2000, when the closing price of Company Common Stock was $25.69 per share (on April 16, 2001 the closing price was $24 per share). The graph assumes investments of $100 on December 31, 1995 in Company Common Stock, the S&P 500 Index and the S&P Building Materials Index and the reinvestment of dividends.


                           [Masco Performance Graph]

     The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1995 in each of Company Common Stock, the S&P 500 Index and the S&P Building Materials Index, and the reinvestment of dividends.

----------------------------------------------------------------------------------------------------------------
                                       1995         1996         1997         1998         1999         2000
----------------------------------------------------------------------------------------------------------------
 Masco Corporation                   $100.00      $117.83      $168.52      $193.31      $173.64      $179.13
 S&P 500 Index                        100.00       122.68       163.29       209.57       253.34       230.46
 S&P Building Materials Index         100.00       119.85       139.38       154.94       124.53       132.91

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Mary Ann Krey Van Lokeren, John A. Morgan, Arman Simone, and Peter W. Stroh. Verne G. Istock, a Director of the Company, served as President of Bank One Corporation until his retirement in September 2000. Mr. Manoogian, an executive officer of the Company, is one of six members of the Organization, Compensation and Nominating Committee of the Board of Directors of Bank One Corporation, but recused himself from any decisions relating to Mr. Istock's compensation while Mr. Istock was employed by Bank One. From time to time Morgan Lewis Githens & Ahn, Inc., of which Mr. Morgan is Managing Director, performs investment banking and other related services for the Company and Metaldyne. Fees paid by the Company in 2000 to such firm for financial advisory services rendered in 1999 were $2 million, plus expenses. Fees for financial advisory services rendered in 2000, including services in connection with significant acquisitions, divestitures and financings, have not yet been finalized. Metaldyne paid $4 million to such firm for financial advisory services rendered in connection with its November 2000 recapitalization. The Company has committed to invest up to $50 million (of which approximately $29 million has been invested) in a private equity fund, Long Point Capital Fund, LP (the "Fund"), whose investment activities are managed by the Fund's sole general partner, Long Point Capital Partners, LLC ("Long Point"). The objective of the Fund is to make leveraged acquisitions or investments in the United States. Mr. Morgan is one of the principals of Long Point, and Mr. Morgan and Mr. Manoogian (who has no personal financial interest in the Fund) serve on an investment committee that advises on possible investments by the Fund. Long Point is entitled to receive an annual fee equal to two percent of the aggregate commitments of all investors to the Fund during a specified commitment period and thereafter is entitled to receive an annual fee equal to two percent of the Fund's invested capital. The Company was obligated to pay additional fees of $300,000 for 2000 and is obligated to pay additional fees of $150,000 for 2001. Long Point will generally be entitled to a twenty percent "carried interest" on the profits on investments by the Fund. The Company has invested $3 million in Long Point, which will entitle the Company to a certain percentage of this carried interest earned by Long Point. In addition to the potential capital appreciation from the Company's investment in the Fund and the Company's share in the carried interest on the Fund's profits, the Company expects to receive additional benefits from this investment with its right of first refusal with respect to any investments by the Fund in the home improvement, building products and related services industries. The Company believes that the terms of its investment in the Fund are comparable to or better than the terms applicable to investments in other equivalent funds.

     Immediately prior to the recapitalization of Metaldyne in November 2000, the Company sold 10,692 and 581,025 shares of common stock of Metaldyne to Long Point and the Fund, respectively, for $16.90 per share, the same consideration paid to Metaldyne shareholders pursuant to the recapitalization. This sale reduced the Company's interest in Metaldyne by approximately 1.7% of the outstanding shares immediately prior to the recapitalization.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

METALDYNE CORPORATION (FORMERLY MASCOTECH, INC.)

     In November 2000, the Company reduced its common equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) ("Metaldyne"), to approximately 7% through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P. Pursuant to the recapitalization agreement, each share of Metaldyne common stock was converted into the right to receive $16.90 in cash plus additional cash amounts, if any, based upon the net proceeds from any future disposition of the stock of Saturn Electronics & Engineering Inc. owned by Metaldyne. The Company, Richard Manoogian, and certain other stockholders of Metaldyne prior to the recapitalization agreed to roll over a portion of their investment and remain stockholders of Metaldyne after the recapitalization. The Company received cash and preferred stock for its divested shares of Metaldyne, and Metaldyne holds an option to issue up to $100 million in subordinated debt securities to the Company. The Company recognized a $27.9 million pre-tax gain from its participation in this transaction. Mr. Manoogian remains a director of Metaldyne. Certain of the Company's executive officers who were holders of common stock of Metaldyne prior to the recapitalization received the same consideration for their shares in the transaction as all shareholders. The Company, Mr. Manoogian (who owns approximately 2% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owns approximately 1.6% of such stock), and certain other significant shareholders who in the aggregate own approximately 90% of Metaldyne common stock, are parties to a Shareholders Agreement regarding their ownership of such stock. The Shareholders Agreement governs the election of directors, the transferability of stock, access to information and registration rights, among other things.


     The Company's ownership interest in Metaldyne was further reduced to 6% in December 2000 as a result of the issuance by Metaldyne of additional stock to other shareholders. The Company is a party to certain agreements with Metaldyne as described below.

CORPORATE SERVICES AGREEMENT

     Under a Corporate Services Agreement, the Company provided Metaldyne and its subsidiaries with office space for executive offices, use of the Company's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for payment of an annual base service fee of .8 percent of Metaldyne's consolidated annual net sales, subject to adjustments. This agreement also provided for various license rights and confidential treatment of information which may arise from the Company's performance of research and development services on behalf of Metaldyne. Approximately $5.9 million was charged to Metaldyne by the Company for 2000. As a result of the recapitalization, this agreement was amended to provide that the services provided will be phased out in 2001 and 2002, and therefore the parties have agreed that the fee for such services will be negotiated but will not exceed $3 million for 2001 and $500,000 for 2002.

CORPORATE OPPORTUNITIES AGREEMENT

     The Company and Metaldyne are parties to a Corporate Opportunities Agreement which materially restricts the ability of either party from acquiring or otherwise making an investment in a business if the other party has an investment in such business, except that the Company is unrestricted from investing in any company engaged in home improvement or building products or service businesses. The agreement terminates on the earlier of November 28, 2002 or six months after corporate services are no longer required to be provided under the Corporate Services Agreement.

ASSUMPTION AND INDEMNIFICATION AGREEMENTS

     Under an Assumption and Indemnification Agreement, Metaldyne assumed, and agreed to indemnify the Company against, all of the liabilities and obligations of the businesses transferred to it in the Company's 1984 restructuring, including claims and litigation resulting from events or circumstances that occurred or existed prior to the transfer, but excluding specified liabilities.

     The Company agreed to indemnify a subsidiary of Metaldyne against certain liabilities of businesses acquired by such subsidiary from the Company in 1990.

SUBORDINATED LOAN AGREEMENT


     In connection with the recapitalization of Metaldyne, Metaldyne's option to issue subordinated debentures to the Company was reduced from $200 million to $100 million, and the option term was extended to October 2003, pursuant to a Subordinated Loan Agreement. In connection therewith, Metaldyne agreed to pay an annual commitment fee to the Company of $125,000.


FURNISHINGS INTERNATIONAL INC.

     On August 5, 1996, the Company sold its Home Furnishings Group to Furnishings International Inc. ("FII"), a corporation which is owned by a group of investors, including 399 Venture Partners, Inc. (an affiliate of Citicorp), the Company, certain affiliates of Travelers Group, Inc., and certain members of FII's management, including Wayne B. Lyon, a Director of the Company and the Company's former President. The

Home Furnishings Group is a manufacturer and marketer of residential furniture and a designer, marketer and distributor of decorative home furnishing fabrics.

     Total proceeds to the Company from the sale of the Home Furnishings Group were approximately $1,050 million, with approximately $708 million in cash. The balance consisted of $285 million of 12% pay-in-kind junior debt securities, and equity securities totaling $57 million, consisting of 13% cumulative preferred stock with a stated value of $55 million, 15 percent of the common stock of FII and convertible preferred stock. The convertible preferred stock represents transferable rights for up to a 25 percent common stock ownership, although the Company is restricted from maintaining an ownership in excess of 20 percent of FII's common equity. As part of the transaction, FII assumed approximately $30 million of bank and other third party indebtedness of the Home Furnishings Group, and the Company agreed to indemnify FII against certain liabilities of the Home Furnishings Group and to provide $15 million of credit support arrangements for a period of time, which was subsequently modified to a $20 million arrangement. For 2000, the Company recorded approximately $1.5 million of interest income from FII with respect to this arrangement. In addition, the Company recorded approximately $52.4 million of pay-in-kind interest income from FII. FII reimbursed the Company approximately $252,000 for certain aviation costs incurred in 2000. In March 2001, 399 Venture Partners, Inc. and the Company each loaned FII $10 million and received senior pay-in-kind notes due 2008 with an interest rate of prime plus one in order to assist FII in an intended investment in a third party. These notes are senior to the 12% junior debt securities of FII held by the Company. The Company provided certain management services to FII in 2000 for which FII paid approximately $62,000.

     Subject to certain conditions, and upon the request of the Company, FII has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of FII common stock held by the Company. FII also has agreed, subject to certain conditions and upon request of the Company, to conduct an exchange offer under the federal securities laws or to file a registration statement under the federal securities laws, in each case to permit the sale by the Company (or a permitted transferee of the Company) in public offerings of the 12% junior debt securities of FII held by the Company. FII provides indemnification against certain liabilities arising from such transactions.

OTHER RELATED PARTY TRANSACTIONS


     Metaldyne GmbH, a German subsidiary of Metaldyne, and Masco GmbH, a German subsidiary of the Company, have from time to time advanced excess funds held in such foreign country to one another to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount outstanding payable by Metaldyne GmbH during 2000 was approximately $1.7 million.


     Sales of products and services and other transactions occur from time to time between the Company and Metaldyne. As a result of such transactions in 2000, the Company paid approximately $4.6 million to Metaldyne and received approximately $189,000 from Metaldyne. Metaldyne has participated with the Company in a number of national purchasing programs, which has enabled the Company and Metaldyne to obtain favorable terms from certain of their service and product suppliers.

     During the third quarter of 2000, approximately 300 of the Company's key employees, including executive officers, purchased from the Company 8.4 million shares of Company Common Stock for cash totaling $156 million under the recently adopted Executive Stock Purchase Program. The key employees were given the opportunity to purchase a number of shares determined by a formula based upon each employee's salary level and other factors. The stock was purchased at $18.50 per share, the approximate market price of Company Common Stock at the time of purchase. Participants in the Program financed their entire purchase with five-year full recourse personal loans, at a rate of 9.2%, the market rate at the time, from a bank syndicate. Each participant is fully responsible at all times for repaying the bank loan when it becomes due and is personally responsible for 100 percent of any loss in the market value of the purchased stock. The Company has guaranteed repayment of the loans only in the event of a default by the participant. As a further inducement for continued employment beyond the end of this five-year Program, each participant received, as part of the Program, a restricted stock grant vesting over a ten-year period. Pursuant to the terms of the Program, all participants are subject to a one-year post-employment noncompetition agreement with the

Company's businesses that employ them. Following is a list of the executive officers who invested in the Program, together with the amounts of their investments and the number of shares purchased: Dr. Lillian Bauder -- $2.7 million (145,945 shares); Daniel Foley -- $1.5 million (81,081 shares); Eugene Gargaro, Jr. -- $2.7 million (145,945 shares); Raymond Kennedy -- $16 million (864,864 shares); John Leekley -- $4.7 million (254,054 shares); Richard Manoogian -- $26 million (1,405,405 shares); Richard Mosteller -- $3.0 million (162,162 shares); and Robert Rosowski -- $1.3 million (72,972 shares).

     As consideration in its acquisition of the Mill's Pride companies ("Mill's Pride") during 1999, the Company issued Common Stock to certain entities controlled by Malcolm Healey. As a result, Mr. Healey was deemed to be a beneficial owner of more than 5 percent of the outstanding Company Common Stock. In early 2000, Mr. Healey transferred a portion of these shares to The Manchester Settlement, a trust for his benefit. In connection with the acquisition, an entity associated with Mr. Healey's son entered into an agreement to provide management services to Mill's Pride until August 31, 2004. In addition, Mill's Pride agreed to continue to provide to such entity certain support services as may be requested from time to time. Mill's Pride continues to lease aircraft from an entity associated with Mr. Healey and his son and holds a $6.975 million note, which accrues interest at the Applicable Federal Rate (5.43% per annum) and was issued in connection with a financing arrangement with such entity. Mill's Pride provided certain management services at a negotiated fee to a company associated with Mr. Healey. Pursuant to these arrangements, Mill's Pride has incurred charges of approximately $600,000 for 2000 and has received payments of approximately $800,000.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has unanimously adopted a resolution approving and recommending to the stockholders a proposal to amend Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of $1 par value Common Stock from 900,000,000 to 1,400,000,000 shares. As of March 15, 2001, approximately 460,000,000 shares were outstanding and approximately 21,000,000 were reserved for issuance under the Company's stock incentive and stock option plans. Accordingly, there were approximately 419,000,000 shares remaining available for issuance or sale by the Company other than those issuable as described above. The proposed amendment will not change the number of the Company's 1,000,000 shares of authorized preferred stock, $1 par value, none of which is outstanding.


     The proposal is intended to increase the Company's financial flexibility by increasing the number of shares of Company Common Stock that can be issued without the delay and expense incident to further stockholder approval. The Board of Directors believes that the increase in shares will provide the Company greater flexibility in the consideration of future acquisitions, stock dividends or stock splits, sales of Common Stock or convertible securities to enhance capital or liquidity, and other corporate purposes. The Company has no immediate plans or commitments for the issuance of additional shares, but believes that having such shares available for future issuances will allow the Company to act promptly as needs or opportunities arise.


     If the amendment is approved, the additional shares could be issued by the Board of Directors without further stockholder approval, except as may be required by applicable law or under the rules of any stock exchanges on which the Company's shares are listed. Should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preemptive rights to subscribe for or purchase such additional shares. The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock. The increase in the authorized number of shares of Common Stock will not change the rights of holders of Common Stock, but the issuance of the additional shares could reduce the percentage ownership of stockholders of the Company for voting, distributions and all other purposes and could have the effect of diluting earnings and book value per share of existing shares of Common Stock.

     The Board of Directors has not proposed the amendment with the intention that the additional shares be used to discourage third parties from attempting to effect a change in control of the Company, although it is possible that the additional authorized shares could be used for that purpose in the future. Consequently, under rules adopted by the Securities and Exchange Commission, the Company is required to provide certain disclosure of charter, bylaw, and similar provisions that could have an anti-takeover effect. These include the following: (i) the Company has a classified Board of Directors serving three-year terms; (ii) charter provisions giving incumbent Directors sole power to fill vacancies, requiring advance written notice by stockholders wishing to propose nominees, prohibiting stockholder action by written consent and limiting who may call special meetings of stockholders; (iii) supermajority voting requirements to approve certain business combinations unless certain "fair price" criteria are satisfied, and to amend certain provisions in the Certificate of Incorporation and Bylaws; (iv) Board authority to issue up to 1,000,000 shares of preferred stock; (v) plans that provide for the accelerated vesting of options, restricted stock and other benefits in the event of a change in control; and (vi) the Rights Agreement dated as of December 6, 1995, between the Company and The Bank of New York, and Amendment No. 1 dated September 23, 1998. The Board is not aware of any specific effort to accumulate the Company's securities or to cause a change in control of the Company.

     The approval of the amendment to Article Fourth of the Certificate of Incorporation requires the affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock. Abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

                        PRICEWATERHOUSECOOPERS LLP FEES

     Set forth below is a summary of the fees (including expenses) for the audit of the Company's consolidated financial statements for the year ended December 31, 2000 and other services rendered during 2000 by the Company's principal accounting firm, PricewaterhouseCoopers LLP:

Audit Fees..................................................    $2,540,000
Financial Information Systems Design and Implementation
  Fees......................................................    $        0
All Other Fees..............................................    $4,576,000

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the Company's financial statements for the year 2001, and believes it appropriate to submit its selection for ratification by stockholders.

     PricewaterhouseCoopers has acted as the Company's independent certified public accounting firm for over 39 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for the Company as well as for Metaldyne. Representatives of PricewaterhouseCoopers are expected to be present at the Meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Board will consider selecting another public accounting firm as the independent auditors.

     The affirmative vote of a majority of the votes cast is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2001.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 are required for those persons, the Company believes that its Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Stockholders who intend to present a proposal for inclusion in the Company's proxy statement and proxy relating to the 2002 Annual Meeting or at such Meeting must provide written notice of such intent to the Secretary of the Company at its address stated in the Notice of Annual Meeting of Stockholders by December 27, 2001. Management's proxies will have the right to exercise discretionary voting authority on any matter with respect to which the Company has not received notice in writing by December 27, 2001.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                      /s/ Eugene A. Gargaro, Jr.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 26, 2001

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                               MASCO CORPORATION
                               FEBRUARY 16, 2000

                                   I. MISSION

     The Audit Committee (the "Committee") of the Board of Directors of Masco Corporation shall assist the Board in fulfilling its independent and objective oversight responsibilities. The Committee will oversee the Company's financial reporting process, system of internal control, and process for monitoring compliance with laws, regulations and the Company's Legal and Ethical Standards Compliance Program. The Committee maintains open communications and has an effective working relationship with the Board of Directors, the independent public accountants, the internal auditors and the management of the Company.

                                 II. MEMBERSHIP

     The Committee will consist of at least three Directors of the Company. All members of the Committee shall be persons who, in the determination of the Board of Directors, are free from any relationship that may interfere with the exercise of their independence from management and the Company. Such determination by the Board of Directors shall be consistent with the requirements of the New York Stock Exchange as to those individuals who are eligible to serve as members of the Audit Committee. In addition, the Company's Board of Directors will appoint a Committee Chairperson. Each Committee member should have an understanding of the Company's industries, operations and business risks, shall be financially literate, and at least one member shall have accounting or related financial management expertise.

     The Committee will meet as often as required to discharge its responsibilities, no less than three times a year. Appropriate members of management, the internal audit department and the independent public accountants shall attend committee meetings as necessary and as determined by the Committee Chairperson.

                             III. RESPONSIBILITIES

     ANNUAL FINANCIAL REPORTING. Review with management and the independent public accountants the Company's financial statements to be contained in the annual report to shareholders to determine that the independent public accountants are satisfied with the quality and content of accounting principles and disclosures. This review will include any significant adjustments recorded or unrecorded, new accounting principles, management judgements, accounting estimates and problems and unresolved material disagreements, if any, between management and the independent public accountants.

     INTERIM FINANCIAL REPORTING. Committee Chairperson will consult with management and the independent public accountants prior to the filing of the Company's Form 10-Q regarding significant adjustments recorded or unrecorded, new accounting principles, management judgements, accounting estimates and problems and unresolved material disagreements, if any, between management and the independent public accountants.

     INTERNAL CONTROL. Consult with the independent public accountants, internal auditors and financial and accounting management regarding the adequacy and effectiveness of the system of internal control. Receive annually a summary of findings and management's response from completed external and internal audits (including operational audits).

     PLAN OF AUDIT. Meet with the independent public accountants, internal auditors and financial management to review the scope of the proposed annual audit and audit strategy. Particular attention will be given to maintaining an efficient and effective balance between independent and internal audit resources.

     INDEPENDENT PUBLIC ACCOUNTANTS. The independent public accountants are ultimately accountable to the Board of Directors and the Audit Committee who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent public accountants. As representatives of shareholders, the Audit Committee will review annually the qualifications and fees of the independent public accountants and recommend to the Board of Directors the firm to be selected to audit the financial statements of the Company and its divisions and subsidiaries for the next fiscal year. In addition, the Committee shall ensure receipt, at least annually, from the independent public accountants of a formal written statement delineating all relationships between such accountants and the Company, actively engage in dialogue with the independent public accountants with regard to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and recommend, as required, that the Board of Directors take appropriate action in response to the independent public accountants report to satisfy itself of the independent public accountants' independence.

     INTERNAL AUDITORS. Review the internal audit function of the Company including the department's Charter (Statement of Responsibility and Activity of the Internal Audit Department), the independence and authority of the department's reporting obligations and its qualifications to perform its duties.

     COMMUNICATION. Provide the independent public accountants and the Company's internal audit department with full access to the Committee to meet privately as necessary.

     LEGAL AND ETHICAL STANDARDS COMPLIANCE. Periodically obtain updates from management and general counsel of the Company regarding compliance with legal, tax and other regulatory agency rules and the Company's Legal and Ethical Standards Compliance Program. The Committee will also oversee the process by which employees may report illegal or unethical behavior including cases alleging sexual harassment.

     COMMITTEE CHARTER. Annually review and reassess the Committee's operations and the adequacy of the Committee's Charter.
                           -------------------------

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants or to assure compliance with laws and regulations and the Company's Legal and Ethical Standards Compliance Program.

                                 IV. REPORTING

     The Committee will regularly report to the Board of Directors as to Committee activities, significant matters and its recommendations. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision. In addition, the Committee shall prepare and publish such reports as are required by the Securities and Exchange Commission to be included in the Company's proxy statements or other documents required to be filed by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                               MASCO CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                        AT MASCO CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

                                     [MAP]

FROM DOWNTOWN DETROIT (EAST)
- Take I-94 west to the Pelham Road exit.
- Turn right onto Pelham Road and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters.

FROM METRO AIRPORT (WEST)
- Take I-94 east to the Pelham Road exit.
- Turn left onto Pelham and travel to Van Born Road.
- Turn left onto Van Born Road and proceed to the corporate headquarters. FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
- Stay on the service drive and proceed to Van Born Road.
- Bear right onto Van Born Road and travel to the corporate headquarters.

FROM TOLEDO (SOUTH)
- Take I-75 north to the Telegraph Road north exit.
- Proceed on Telegraph Road north to Van Born Road.
- Turn right on Van Born Road and proceed to the corporate headquarters.

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MASCO CORPORATION                          VOTE BY TELEPHONE OR INTERNET
                                           24 HOURS A DAY, 7 DAYS A WEEK


---------------------------------        ---------------------------------           --------------------------------
          TELEPHONE                                  INTERNET                                      MAIL
         800-549-3580               OR   HTTP://PROXY.SHAREHOLDER.COM/MAS       OR
---------------------------------        ---------------------------------           --------------------------------

Use any touch-tone telephone to          Use the Internet to vote your                Mark, sign and date your proxy
vote your proxy. Have your proxy         proxy. Have your proxy card in               card and return it in the
card in hand when you call. You          hand when you access the website.            postage-paid envelope we have
will be prompted to enter your           You will be prompted to enter your           provided.
control number, located in the box       control number, located in the box
below, and then follow the simple        below, to create an electronic
directions.                              ballot.

---------------------------------------------------------------------------------
 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.
---------------------------------------------------------------------------------

                                                                                       CALL TOLL-FREE TO VOTE
                                                                                       IT'S FAST AND CONVENIENT

                                                                                            800-549-3580

                                                                                  ----------------------------------


                                                                                          CONTROL NUMBER FOR
                                                                                     TELEPHONE OR INTERNET VOTING
                                                                                  ----------------------------------

                                       \/ DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL \/
------------------------------------------------------------------------------------------------------------------------------------

          ---------------

          ---------------

(1)    Election of        FOR all nominees     / /    WITHHOLD AUTHORITY to vote       / /      EXCEPTIONS      / /
       Directors          listed below                for all nominees listed below

Class I Directors to hold office until the Annual Meeting of Stockholders in 2004 or until their respective successors are elected and qualified.
Nominees: PETER A. DOW, ANTHONY F. EARLEY, JR. AND WAYNE B. LYON
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A
LINE THROUGH THAT NOMINEE'S NAME.)

(2) Proposal to approve the amendment to Article Fourth of the   (3) Ratification of the selection of PricewaterhouseCoopers LLP
    Company's Certificate of Incorporation.                          as independent auditors for the Company for the year 2001.

    FOR     / /      AGAINST     / /     ABSTAIN      / /            FOR     / /      AGAINST    / /      ABSTAIN    / /

(4) In the proxies' discretion upon such other business as may properly come before the meeting.


The shares represented by this Proxy will be voted in accordance with the specifications above. IF SPECIFICATIONS ARE NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION, FOR RATIFICATION OF INDEPENDENT AUDITORS AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                                                         Change of Address or
                                                                                         Comments Mark Here                / /

                                                                                   MARK HERE IF YOU WISH TO ACCESS
                                                                                   THE ANNUAL REPORT AND PROXY
                                                                                   STATEMENT ELECTRONICALLY IN THE FUTURE. / /

                                                                                   Please sign exactly as name appears at
                                                                                   left. Executors, administrators,
                                                                                   trustees, et al. should so indicate
                                                                                   when signing. If the signature is for a
                                                                                   corporation, please sign the full
                                                                                   corporate name by an authorized
                                                                                   officer. If the signature is for a
                                                                                   partnership or a limited liability
                                                                                   company, please sign the full
                                                                                   partnership or limited liability
                                                                                   company name by an authorized person.
                                                                                   If shares are registered in more than
                                                                                   one name, all holders must sign.

                                                                                   Dated: ___________________________, 2001


                                                                                   __________________________________ (L.S.)
                                                                                   Signature

                                                                                   __________________________________ (L.S.)
                                                                                   Signature

                                                                                   VOTES MUST BE INDICATED
                                                                                   (X) IN BLACK OR BLUE INK.               / /

IF VOTING BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------------------------------------------------------------
                                                         PLEASE DETACH HERE
                                           YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                                     \/     BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE       \/

------------------------------------------------------------------------------------------------------------------------------------


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                                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2001
                                                          MASCO CORPORATION
                                         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common
Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road,
Taylor, Michigan 48180, on Wednesday, May 16, 2001, at 10:00 a.m. and at any adjournment thereof.

         The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy
Statement.

                                                                         (Continued and to be signed and dated on the reverse side.)



                                                                                              MASCO CORPORATION
                                                                                              P.O. BOX 11261
                                                                                              NEW YORK, N.Y. 10203-0261



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